Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OP-TECH ENVIRONMENTAL SERVICES, INC.

A STOCK CORPORATION

FIRST:  The name of the corporation (the “Corporation”) is:

OP-TECH Environmental Services, Inc.

SECOND:  The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD:  The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).  The Corporation will have perpetual existence.

FOURTH:  The total number of shares of stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH:  The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

SIXTH:  To the full extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation.  Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH:  Each person who is or was or had agreed to become a director or officer of the Corporation, or each person who is or was serving or who had agreed to serve at the request of the board of directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, (including the heirs, executors, administrators or estate of such person), including service with respect to an employee benefit plan, shall be indemnified by the Corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh.  Any repeal or modification of this Article Seventh will not adversely affect any right or protection existing hereunder immediately prior to that repeal or modification.

EIGHTH:  In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise.  The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH:  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TENTH:  No stockholder shall have the preemptive right to subscribe to any or all additional issues of stock of the Corporation except as provided for in any stockholders agreement which may be in effect from time to time among the stockholders, as such agreement may be amended, restated or otherwise modified from time to time.